Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-XXXXX ) pertaining to the G-III Apparel Group, Ltd. 2023 Long-Term Incentive Plan, of our reports dated March 27, 2023, with respect to the consolidated financial statements and schedule of G-III Apparel Group, Ltd. and the effectiveness of internal control over financial reporting of G-III Apparel Group, Ltd. included in its Annual Report (Form 10-K) for the year ended January 31, 2023, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York
October 17, 2023